FOR IMMEDIATE RELEASE
                                               NOVEMBER 14, 2000
                                               FOR ADDITIONAL INFORMATION
                                               CONTACT:  STEPHEN E. ZAHN
                                                         CHAIRMAN AND CHIEF
                                                         EXECUTIVE OFFICER
                                                         DARRELL E. BLOCKER
                                                         SR VICE PRESIDENT, CFO
                                                         (219) 356-3311

                         NORTHEAST INDIANA BANCORP, INC.
                 ANNOUNCES INTENTION TO AMEND RESULTS ANNOUNCED
                 PREVIOUSLY FOR QUARTER ENDED SEPTEMBER 30, 2000

HUNTINGTON, INDIANA, -- (NASDAQ: "NEIB") Northeast Indiana Bancorp, Inc., the parent company of First Federal Savings Bank, has announced that the Corporation will amend its earlier announcement of the results of the quarter ended September 30, 2000. "Our earlier earnings announcement did not take into account an alleged fraud with respect to one of our borrowers," stated Stephen E. Zahn, Chairman and Chief Executive Officer. " We believe that this alleged fraud will materially and adversely impact the results of operations for the quarter ended September 30, 2000." The Company declined to give a range of possible impact at this time, stating that "we are reviewing the matter with our lending staff and our accountants, and expect to announce September's results within the next several days," according to Darrell E. Blocker, Chief Financial Officer. In addition earnings will be impacted to a much lesser extent by additional ESOP allocation expense. Mr. Blocker continued that "due to the Company's strong capital position, there is no question that our main subsidiary, First Federal, will remain in compliance with all federal bank capital requirements."

At June 30, 2000, the Corporation has assets of $255.9 million and stockholder's equity of $26.4 million. The Corporation's stock is quoted on the Nasdaq National Market under the ticker symbol "NEIB".